Exhibit 10.2

November 30, 2009

James E. Braun
Newpark Resources, Inc.
Vice President &
Chief Financial Officer
2700 Research Forest Drive, Suite 100
The Woodlands, TX 77381

Re: Extension of salary reduction

Dear James:

This letter sets forth the terms of our agreement relating to the extension of the 10% reduction of your annualized Base Salary and the corresponding adjustment to your incentive compensation under the EICP as set forth in the Amendment to the Employment Agreement, dated April 21, 2009 (the “Amendment”), between you and Newpark Resources, Inc. (“Company”). Capitalized terms not defined herein shall have the same meanings ascribed to them in the Amendment, the Employment Agreement, dated September 18, 2006, between you and the Company (the “Employment Agreement”) and the Change in Control Agreement, dated January 7, 2008, between you and the Company (the “Change in Control Agreement”). The terms of our agreement with regard to the extension are as follows:

1. The 10% reduction to your annualized Base Salary as set forth in the Amendment will continue in effect through March 31, 2010.

2. Beginning April 1, 2010, your annualized Base Salary will be Two Hundred Ninety-Eight Thousand Nine Hundred Twenty Dollars and No Cents ($298,920.00).

3. Your Base Salary for purposes of calculating payments under the EICP will likewise be adjusted through March 31, 2010 to reflect this 10% reduction in your annualized Base Salary.

4. If your employment is terminated prior to March 31, 2010 pursuant to Section 2.3 of the Employment Agreement, your “lump sum payment” will be calculated based upon your $298,920.00 annualized Base Salary and not on your “current annual Base Salary” of $269,028.00.

5. If your employment is terminated prior to March 31, 2010 pursuant to Section 2.2 of the Change in Control Agreement as a result of a Change in Control (as defined therein) or a Potential Change in Control (as defined therein), your Termination Benefit will be calculated based upon your $298.920.00 annualized Base Salary and not on your base salary at the time of termination of $269,028.00.

6. This 10% reduction in your annualized Base Salary and the corresponding adjustment to your incentive compensation under the EICP do not constitute “Good Reason” for termination by you, as defined in Section 2.3 and 3.10(b) of the Employment Agreement, or a termination by the Company. Except for the foregoing modifications, the Amendment and the Employment Agreement will remain in full force and effect in accordance with its terms.

Sincerely,

Newpark Resources, Inc.

By: /s/ Paul L. Howes
Name: Paul L. Howes
Title: President and Chief Executive Officer

Agreed to and Accepted this 1st day of December, 2009.

/s/ James E. Braun

James E. Braun